EXHIBIT 23.2

                                                                  March 30, 2006

For:
INKSURE TECHNOLOGIES INC.

Attn: Mr. Eyal Bigon, CFO

                   RE: INKSURE TECHNOLOGIES INC. - FORM 10-KSB

     We hereby confirm our consent to use the name of this firm in connection with the Risk Factors under the headlines "Under current Israeli law, Inksure Ltd. may not be able to enforce covenants not to compete" (page24) and "Under Israeli Law, our stockholders may face difficulties in the enforcement of civil liabilities" from the word "However, subject to (11th line)..." through the end of the paragraph (page 24), of the form 10-KSB filed by you with the U.S Securities and Exchange Commission.


                                                       Very truly yours,


                                                       Yossi Avraham, Arad & Co.